Exhibit 5.1

October 19, 2020

CuriosityStream Inc.

8484 Georgia Ave., Suite 700

Silver Spring, Maryland 20910

Re: Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to CuriosityStream Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to (A) the issuance of up to 19,229,000 shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), including (i) up to 7,475,000 shares of Common Stock (the “Public Warrant Shares”) upon the exercise of 7,475,000 warrants of the Company (the “Public Warrants”), each exercisable for one share of Common Stock, (ii) up to 3,676,000 shares of Common Stock (the “Private Placement Shares”) upon the exercise of 3,676,000 warrants of the Company (the “Private Placement Warrants”), each exercisable for one share of Common Stock, (iii) up to 353,000 shares of Common Stock (the “PIPE Warrant Shares”) upon the exercise of 353,000 warrants of the Company (the “PIPE Warrants”), and (iv) up to 7,725,000 shares of Common Stock (the “Plan Shares”) issuable in connection with awards granted under the Company’s 2020 Omnibus Incentive Plan (the “Plan”); and (B) the resale or distribution from time to time by the selling securityholders named in the prospectus contained in the Registration Statement and any supplement thereto or their permitted transferees of (i) up to 2,500,000 shares of Common Stock issued to certain third-party investors in private placements pursuant to Subscription Agreements entered into on August 10, 2020 (the “PIPE Shares”), (ii) the 353,000 PIPE Warrants and (iii) the 3,676,000 Private Placement Warrants.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

Arnold & Porter Kaye Scholer LLP 250 West 55th Street | New York, NY 10019-9710 | www.arnoldporter.com

In rendering the opinions set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents (other than the Company) had the power, corporate or other, to enter into and perform all obligations thereunder, that all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto (other than the Company) and that all such documents constitute the valid and binding obligation of each party thereto (other than the Company) enforceable against each such party in accordance with their terms. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Private Placement Warrants and the PIPE Warrants are legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their terms.
2.	The Public Warrant Shares, the Private Placement Shares and the PIPE Warrant Shares have been duly authorized and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Public Warrants, the Private Placement Warrants and the PIPE Warrants, respectively, will be validly issued, fully paid and non-assessable.
3.	The PIPE Shares have been duly authorized and are validly issued, fully paid and non-assessable.
4.	The Plan Shares have been duly authorized and, when issued and delivered by the Company in connection with awards granted under the Plan in accordance with the terms and conditions set forth in the Plan, subject to the full payment of the exercise price therefor (if any), will be validly issued, fully paid and non-assessable.

The opinions expressed herein are based solely upon the General Corporation Law of the State of Delaware (including the statutory provisions contained therein, the applicable rules and regulations underlying these provisions and reported judicial decisions interpreting the foregoing) and the laws of the State of New York. We express no opinion herein as to any other laws, statutes, rules, regulations or ordinances. The opinions expressed herein that are based on the laws of the State of New York are limited to the laws generally applicable in transactions of the type covered by the Registration Statement.

 The foregoing opinions are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any acts, events, facts or circumstances occurring after the date hereof or which may hereafter come to our attention, or any change in the law which may hereafter occur.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP